Exhibit 99.1

Zosano Pharma Announces Reverse Stock Split Effective Today

ZSAN common stock expected to begin trading on a split-adjusted basis on April 12, 2022

FREMONT, Calif., April 11, 2022 (GLOBE NEWSWIRE) — Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced that its Board of Directors has approved a 1-for-35 reverse stock split of the company’s common stock. The reverse stock split will become effective today, April 11, 2022. The company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on April 12, 2022 under the existing trading symbol “ZSAN.”

The reverse stock split is primarily intended to bring the company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number following the reverse stock split will be 98979H301.

As a result of the reverse stock split, every 35 shares of the company’s common stock issued and outstanding or held by the company as treasury stock will be automatically reclassified into one new share of common stock. The reverse stock split will not modify any rights or preferences of the shares of the company’s common stock. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the company’s outstanding equity awards, as applicable, and warrants, as well as to the number of shares issued and issuable under the company’s equity incentive plans. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock. The reverse stock split was approved by the company’s stockholders at a special meeting of stockholders held on April 8, 2022 at a ratio in the range of 1-for-5 and 1-for-50, such ratio to be determined by the Board of Directors and included in a public announcement. On April 8, 2022, the company’s Board of Directors approved the reverse stock split at the ratio of 1-for-35.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price per share of the common stock (as adjusted for the reverse stock split) on the Nasdaq Capital Market on the trading day immediately preceding the effective time of the reverse stock split.

Computershare Trust Company, N.A. (“Computershare”), the company’s transfer agent, will act as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing pre-split shares of the company’s common stock will receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Computershare. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from Computershare regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on the company’s website at www.zosanopharma.com.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage biopharmaceutical company focused on developing products where rapid administration of approved molecules with established safety and efficacy profiles may provide substantial benefit to patients, in markets where patients remain underserved by existing therapies. The company’s transdermal microneedle system technology consists of titanium microneedles coated with drug that are designed to enable rapid systemic administration of therapeutics to patients. Zosano’s lead product candidate is M207, which is a proprietary formulation of zolmitriptan designed to be delivered via its transdermal microneedle system technology, as an acute treatment for migraine. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the reverse stock split and other future events and expectations described in this press release. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “scheduled,” “goal,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict, and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the company’s ability to obtain additional cash resources to continue operations, the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although Zosano believes that the expectations reflected in these forward-looking statements are reasonable, Zosano cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contacts:

Christine Matthews

Chief Financial Officer

510-745-1200

Zosano PR:

Sylvia Wheeler or Alexandra Santos

swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com